Exhibit (e)(11)

Rewarding leadership,
innovation
and performance.
Regulations
Syngenta Long-Term Incentive Plan
Stock Options and Restricted Stock Units
syngenta

Syngenta Long Term Incentive Plan Stock Options and Restricted Stock Units
Table of Contents
Article 1 Purpose of the Plan
Article 2 Duration of the Plan
Article 3 Eligible Persons
Article 4 Grant Mechanism
Article 5 Grant Acceptance
Article 6 Option Price 4
Article 7 Exercise Price
Article 8 Vesting Period of Options
Article 9 Option Term
Article 10 Exercise of Options
Article 11 Termination of Employment – Options 5
Article 12 RSU Price
Article 13 Determination of the Grant Value of RSUs
Article 14 Vesting Period of RSUs
Article 15 Conversion of RSUs into Shares
Article 16 Termination of Employment – RSUs 6
Article 17 Entry of the Participant into the Share Register
Article 18 Shareholder Rights
Article 19 Tax and Social Security Contributions
Article 20 Adjustment in the Event of Recapitalization,
Change in Control and Liquidation of Syngenta AG 7
Article 21 Amendment and Cancellation of this Plan 8
Article 22 Administration
Article 23 U.S. Selling Restrictions
Article 24 No Right of Continued Employment 9
Article 25 Applicable Law and Jurisdiction
Article 26 Approval and Date of Effect of the Plan
Article 27 Definitions 10

Article 1 Purpose of the Plan
The purpose of the Syngenta Long-Term Incentive Plan is to grant an LTI Award with equal value of Options and Restricted Stock Units (RSUs) to Eligible Persons as part of variable compensation.
The Plan regulates eligibility for participation in the Plan, the grant of Options and RSUs, the Vesting Period, the exercise of Options, the conversion of RSUs as well as all other aspects of the program.
Article 2 Duration of the Plan
The Plan has been established for the grant of Options and RSUs in the year 2005 and subsequent years, until the Compensation Committee decides, at its sole discretion, to terminate the Plan.
Article 3 Eligible Persons
Options and RSUs may be granted to selected members of the Board, executives and key employees of Syngenta (“Eligible Persons”), as designated by the Compensation Committee, who have an ongoing employment contract with Syngenta (not subject to notice of termination status) at the Grant Date. No Options and RSUs will be granted in countries in which the Plan is legally or administratively not feasible. The Participant may not construe any eligibility for future grants or other benefits. This remains the case even after continuous grant of Options and RSUs under the Plan for several years.
Article 4 Grant Mechanism
50% of the LTI Award is granted as RSUs and 50% as Options. If the calculated number of RSUs or Options is not a whole number, the number of RSUs and Options will be rounded up to the nearest whole number.
Article 5 Grant Acceptance
The Options and RSUs are granted by Syngenta AG based on a Grant Notification issued to the Participant by Syngenta AG and sent by secure electronic means. The Participant is deemed to have accepted the granting of the Options and RSUs as well as the terms and conditions of the Plan unless the Participant declares express rejection within 30 days following the date the notification was issued.
Article 6 Option Price
The Options are granted to Eligible Persons free of charge.

Article 7 Exercise Price
The Exercise Price of the Option shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.
Article 8 Vesting Period of Options
Options granted pursuant to the provisions of the Plan are subject to a Vesting Period of three years from the Grant Date of the Options. During the Vesting Period, Options may not be sold, pledged, donated, transferred or exercised in any other way. Pursuant to the provisions of Article 11, Options are subject to forfeiture rules during the Vesting Period. After the end of the Vesting Period, the Participant has the right to exercise the Options during the Exercise Period. The Exercise Period can be shortened pursuant to Article 11.
Article 9 Option Term
The term of the Options granted, pursuant to the provisions of the Plan, is ten years starting from the Grant Date unless Article 11 applies. The duration of the Options includes the Vesting Period and the Exercise Period. At the end of the Exercise Period, all unexercised Options will lapse without the right of any compensation.
The grant of Options with duration other than ten years is at the discretion of the Compensation Committee.
Article 10 Exercise of Options
Options are exercised by submitting a duly authorized request to the Plan Administrator according to the procedures in place at the time of exercise. Any Shares which are acquired through exercising of Options are freely tradable and the Participant has full disposal of the Shares.
Article 11 Termination of Employment – Options
Upon date of notice of resignation by the Participant becoming effective, or upon date of notice of dismissal by the employer (other than for cause) becoming effective, unless otherwise determined at the discretion of the Compensation Committee, non-vested Options pursuant to Article 8 shall lapse with immediate effect without any right of compensation. Already vested Options can be exercised within 180 days of the date of expiry of contractual employment, or by the end of the Option term, if earlier, unless otherwise determined at the discretion of the Compensation Committee.

Upon termination of employment as a result of retirement (early or at the normal retirement age), disability or upon death of the Participant, unless otherwise determined at the discretion of the Compensation Committee, all Options will immediately vest and can be exercised within 24 months from the date of disability, retirement or death, or by the end of the Option term, if earlier. In the case of death, the inheritors shall produce written legal proof of their entitlement to the inheritance.
Upon date of notice of dismissal by the employer for cause, unless otherwise determined by the Compensation Committee, all Options (vested and non-vested) shall lapse with immediate effect without any right of compensation.
Article 12 RSU Price
The RSUs are granted to Eligible Persons free of charge.
Article 13 Determination of the Grant Value of RSUs
The grant value of one RSU shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.
Article 14 Vesting Period of RSUs
RSUs granted pursuant to the provisions of the Plan are subject to a Vesting Period of three years from the Grant Date of the RSUs. During the Vesting Period, RSUs may not be sold, pledged, donated or transferred in any other way. On the first business day after the Vesting Period, the RSUs will be converted into Shares pursuant to Article 15.
Article 15 Conversion of RSUs into Shares
Pursuant to the provisions of the Plan, on the first business day after the end of the Vesting Period, RSUs will be converted into Shares. The Participant shall receive one Share for each RSU at such date. The RSU shall become null and void after conversion. The Shares are not restricted and are freely disposable.
Article 16 Termination of Employment – RSUs
Upon date of notice of resignation by the Participant becoming effective, or upon date of notice of dismissal by the employer (other than for cause) becoming effective, unless otherwise determined at the discretion of the Compensation Committee, all RSUs shall lapse with immediate effect without any right of compensation.

Upon termination of employment as a result of retirement (early or at the normal retirement age), disability or upon death of the Participant, unless otherwise determined at the discretion of the Compensation Committee, all RSUs will convert into Shares. These Shares will be allocated on the Participant’s last day of employment or as soon as practically possible thereafter. In the case of death, the inheritors shall produce written legal proof of their entitlement to the inheritance.
Upon date of notice of dismissal by the employer for cause, unless otherwise determined by the Compensation Committee, all RSUs shall lapse with immediate effect without any right of compensation.
Article 17 Entry of the Participant into the Share Register
After the acquisition of Shares by way of exercising the Options or by converting of RSUs into Shares, the Participant shall be entered into the share register with the number of Shares allocated, pursuant to the applicable legal rules and the regulations of Syngenta AG.
Article 18 Shareholder Rights
The Grant Holder shall have no rights as a shareholder (i.e. no voting, dividend or other shareholder rights) with respect to the Options and the RSUs.
Article 19 Tax and Social Security Contributions
Each Participant who receives Options and RSUs and acquires Shares is responsible for the proper tax declarations and payment of both taxes and social security contributions according to applicable legislation and applicable law. Any wage tax, income tax, capital gains tax, social security contributions or any other taxes arising or contributions payable by the Participant must be borne by the Participant in accordance with applicable law. Syngenta has the right to make withholdings from a Participant’s salary or retain Shares to meet payroll-withholding obligations.
Article 20 Adjustment in the Event of Recapitalization, Change in Control and Liquidation of Syngenta AG
In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalization, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event, affects the Options and RSUs such that an adjustment is required in order to preserve the benefit or potential benefits intended to be made available under this Plan, then the Compensation Committee shall, in its sole discretion, and in such manner as the Compensation Committee deems equitable, adjust any or all of the number and kind of Options and RSUs.

In the event of change in control (as defined below) or in the case of the liquidation of Syngenta AG, all outstanding RSUs will be converted into Shares and granted to the Participant. The vesting period pursuant to Article 14 will be waived. All outstanding Options will immediately vest and will be exercisable. The vesting period pursuant to Article 8 will be waived. The terms and conditions for exercising all vested Options will be defined by the Compensation Committee as deemed adequate and reasonable. A change in control occurs if:
• any person or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), or voting securities representing 33 1/3 % or more of the combined voting power of all outstanding voting securities of Syngenta AG;
• the shareholders of Syngenta AG approve an agreement to merge or consolidate Syngenta AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta AG; or
• the shareholders of Syngenta AG approve the sale of all or substantially all of the Syngenta AG’s business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta AG.
Article 21 Amendment and Cancellation of this Plan
The Plan and any appendices hereto as well as any related documents and processes may be changed or cancelled by the Compensation Committee. The Plan may be supplemented by addenda defining country-specific variations where these are required. Upon amendment of the Plan, the Grant Holder shall be compensated for any economic personal loss resulting from such amendment of the Plan.
Syngenta AG reserves the right to settle the RSUs and/or the Options in cash instead of shares. If Syngenta AG chooses to exercise this right, then the plan regulations, including but not limited to references to share and shareholders’ rights, shall be interpreted accordingly.
Upon cancellation of the Plan, vested rights such as – but not limited to, Options and RSUs already granted – shall be honored. Retroactive changes to the terms and conditions under which Options and RSUs are granted shall not be permitted except to the extent set forth in Article 20 herein.

Article 22 Administration
The Compensation Committee shall appoint a Plan Administrator who is responsible for administering the Plan. Except as otherwise provided in the Plan, the Compensation Committee has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan that it believes reasonable and proper.
All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including Syngenta AG, shareholders and Participants.
No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant Notification.
Article 23 | U.S. Selling Restrictions
For as long as Shares purchased under this Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or upon registration under the Securities Act. In connection with the acquisition of Shares, in acceptance of the Grant each Participant represents and agrees that such Participant:
• is not acquiring Shares for the account or benefit of any other person or entity;
• has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. person except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an available exemption from such registration; and
• understands that the Shares are subject to restrictions on resale in the United States imposed by federal and state securities laws.
Article 24 No Right of Continued Employment
Neither the establishment of the Plan, nor the grant of Options and RSUs, nor the payment of any benefits nor any action of Syngenta, the Board or the Compensation Committee relating to the Plan or to benefits shall be held or construed to confer upon any Participant any legal right to be continued in the employment of Syngenta except as to any rights which may be expressly conferred upon such employee under the Plan and under his or her employment contract.

Article 25 Applicable Law and Jurisdiction
This Plan and any related documents and processes shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. Any disputes arising under or in connection with this Plan shall be resolved by the courts of Basel, Switzerland.
Article 26 | Approval and Date of Effect of the Plan
This Plan, including any appendices and any country-specific addenda, was approved by the Compensation Committee and became effective on 1 January 2004 and duly amended and approved by the Compensation Committee on 21 May 2013. The Participant is deemed to have accepted the Options and RSUs granted and the terms of this Plan, including all appendices and addenda, unless the Participant declares express rejection of the Grant within the time specified in the Grant Notification.
Article 27 Definitions
Board Board of Directors of Syngenta AG
Compensation Committee The compensation committee appointed by the Board to manage the Plan.
Eligible Persons Persons entitled to participate in the Plan pursuant to Article 3.
Exercise Period The period during which the Grant Holder can exercise the Options
Exercise Price The price at which one Share may be purchased during the Exercise Period by exercising an Option
Grant Date The day when the grant of Options or the grant of RSUs is effective
Grant Acceptance The deemed acceptance by the Participant of the terms and con- ditions of the Options and RSUs granted unless the Participant declares express rejection within the time specified in the Grant Notification. The Grant Notification is sent by secure electronic means
Grant Holder The owner of Options and RSUs granted under these regulations
LTI Award The long-term incentive award is based on individual performance. The target is established as a percentage of base salary in accordance with the Participant’s role in the organization and market consideration
Option The right to purchase one Share at a price fixed in advance (Exercise Price) within the Exercise Period

Option Value The value of the Option at Grant Date based on an option pricing model (e.g. Black/Scholes)
Participants Eligible Persons who actually participate in this Plan
Plan This Syngenta Long-Term Incentive Plan
Plan Administrator A person or company appointed by the Compensation Committee who is responsible for administering the Plan
Restricted Stock Unit The right to receive from Syngenta one Share free of charge after
(RSUs) the Vesting Period according to the terms and conditions of this Plan.
Share Registered Share of Syngenta AG
Syngenta AG Syngenta AG, headquarters in Basel, Switzerland
Syngenta Syngenta AG and all of the group companies
Vesting Period The period equal to three years, which begins on the Grant Date
May 2013
Syngenta Compensation Committee 11

Contact
Syngenta Equity Plan Management
WRO 1010-2.01
Schwarzwaldallee 215
P.O. Box
CH-4002 Basel
equity.plan@syngenta.com
T +41 (0) 61 323 22 22
Released September 2013